EXHIBIT 99.1

Monday, November 29, 2010
Source: Multisys Language Solutions, Inc./Bakken Resources, Inc.

Multisys Language Solutions, Inc. Announces the Completion of a Private Offering

in the Amount of $1,545,000, Corporate Name Change, and Exercising of an

Option to Purchase Certain Oil and Gas Rights from Holms Energy, LLC.

Las Vegas, Nevada,--(Business Wire)-- November 29, 2010 – Multisys Language Solutions, Inc. (OTC-BB: MLTX.OB) ("MLS") announced that on November 26th, it completed the sale of 3,040,000 Units at $.50 per unit totaling $1,545,000 in a private offering.  The net proceeds from the offering are approximately $1,400,000.  The best efforts offering of 3,040,000 Units was undertaken for the express purpose of acquiring certain oil and gas rights in the Williston Basin located in McKenzie County, North Dakota.  Each Unit consisted of two shares of MLS Common Stock and one three year Stock Purchase Warrant.  The Warrants entitle the holder to purchase shares at a price of $.50 per share for three years and will be callable at $0.01 per share at any time after July 31, 2011 and when the Common Stock trades for 20 consecutive trading days at an average closing sales price of $0.75 or more and subject to the registration of the Common Stock underlying the Stock Purchase Warrants.

As part of the transaction, MLS will change its name to Bakken Resources, Inc. (“BRI”), issue Forty Million (40,000,000) shares of restricted Common Stock and $100,000 cash to Holms Energy LLC (“Holms”) related to the acquisition of; 1) certain interests in oil and gas rights on 6,000 gross acres located in McKenzie County, North Dakota (“Holms Property”); 2) potential production royalty income from wells to be drilled on the Holms Property whose mineral rights were owned by Holms; and 3) the transfer of all right, title and interest to an Option to Purchase Mineral Rights Agreement related to purchasing additional mineral rights and production royalty income on the Holms Property from a third party for One Million Six Hundred Forty Nine Thousand ($1,649,000) Dollars to be paid for in equal quarterly installments over 8 years.  The Acquisition Closing will involve a change of control of MLS pursuant to which members of Holms will become the majority shareholders of MLS and the Board of Directors and management of MLS will be replaced by nominees of Holms.

There are 14 separate and original mineral leases that make up the Holms property that are now owned by MLS.  These 14 leases were amended and the current Lessees are Oasis Petroleum, Inc. (OAS-NYSE) and Continental Resources, Inc. (CLR-NYSE).  Continental has initiated drilling a well on one of the Company’s leases to intersect the Bakken Formation on Section 21, Township 152 North, Range 100 West, 5th Principal Meridian.

On November 1st, Brigham Exploration (BEXP-NYSE) publically announced the completion of the Abelmann 23-14 #1H well in McKenzie County, North Dakota.  An early 24-hour peak flow back rate generated 4,169 barrels of oil equivalent (3,745 barrels of oil and 2.55 MMcf).  The Abelmann 23-14 #1H was completed with 33 frac stages and based on publicly available information, appears to represent a record initial production rate well west of the Nesson Anticline. This well was drilled in Section 23-14 Township 152, Range 101 West, 5th Principal Meridian and immediately east (less than 2,500’) in Sections 24 and 13, the company owns mineral rights which have been leased to Oasis Petroleum.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock or any other securities of Multisys Language Solutions, Inc. or Bakken Resources, Inc. and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, capital expenditures, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, our ability to raise capital, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACTS:

Multisys Language Solutions, Inc.

Investor Relations:

Karen Midtlyng
406-442-9444

bakkenresources@gmail.com

Val M. Holms
406-442-9444